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                                                                      EXHIBIT A3

April 26, 2001

First Name Last Name
Address
City, State Postal Code

Dear Name:

     Kaiser Aluminum Corporation and Kaiser Aluminum & Chemical Corporation are offering to purchase all of the outstanding options (the "options") of Kaiser Aluminum Corporation's and Kaiser Aluminum & Chemical Corporation's current employees and current directors that were issued under the Kaiser 1993 Omnibus Stock Incentive Plan or the Kaiser 1997 Omnibus Stock Incentive Plan (the "1997 Plan"). In exchange for the options, we will issue optionholders shares of "restricted stock" that will be subject to certain restrictions until the shares vest. This offer is made pursuant to the terms and conditions set forth in the accompanying offer to purchase and letter of transmittal (the "offer").

     You may tender all, one-half or none of the options outstanding for each of your option grants. Your outstanding option grants eligible for purchase in the offer, together with the number of shares of restricted stock that we are offering in exchange for each option grant, are listed by grant date in Schedule A, attached to the offer. The number of shares of restricted stock that we are offering for each option is based on a Black-Scholes type of option valuation formula, which is a mathematical method of valuing a stock option. As is further discussed in the accompanying offer, in performing the valuation, we took into account six factors, four of which are the same for all option grants and two of which relate to the specific option grant. The option values will be applied to all outstanding options tendered, regardless of vesting status.

     If you tender all of the options outstanding for any of your option grants, and your options are accepted for purchase, you will receive, in exchange for the options so tendered, the number of shares of restricted stock set forth in Schedule A for a tender of that entire option grant. If your tender is for one-half of any option grant and your options are accepted for purchase, you will receive, in exchange for the options so tendered, the number of shares set forth in Schedule A for a tender of one-half of that option grant. If you tender one-half of an option grant that is not yet fully vested, the tendered portion of the option grant will be allocated among the vested and unvested portion of the option grant pro rata and, with respect to any unvested portion of the option grant, pro rata among options that would vest at different times.

     The award of restricted stock will be subject to the terms of the 1997 Plan and a new restricted stock agreement between you and us. If we accept your options for purchase, we will forward the new restricted stock agreement and a stock power to you promptly after expiration of the offer. The restricted stock you will receive vests in three equal annual installments on March 5, 2002, March 5, 2003 and March 5, 2004.

     There are no immediate tax consequences of receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Internal Revenue Code. A more detailed discussion of the tax consequences occurring when the restricted stock vests, and of the Section 83(b) election, is contained in Section 13 of the offer to purchase.

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     If you decide to tender any of your options pursuant to the offer, please complete, sign and return the letter of transmittal, along with the option agreement(s) evidencing your options, so that we receive them prior to the expiration of the offer. The documents should be sent to:

                                 Kaiser Aluminum Corporation
                                 Kaiser Aluminum & Chemical Corporation
                                 5847 San Felipe, Suite 2600
                                 Houston, Texas 77057
                                 Attn: John Barneson
                                 Vice President and Chief Administrative Officer

     PLEASE NOTE THAT YOUR PARTICIPATION IN THE OFFER IS COMPLETELY VOLUNTARY. We neither require nor request that you tender any of your options in the offer. Furthermore, we suggest that before you make your decision, you consult with your own legal, financial and accounting advisers as to the consequences of tendering your options in the offer.

     If you have any questions concerning the offer, please contact me at (713) 267-3777.

                                 Very truly yours,

                                 Kaiser Aluminum Corporation
                                 Kaiser Aluminum & Chemical Corporation


                                 By:
                                     ------------------------------------------
                                 Name:  John Barneson
                                 Title: Vice President and Chief Administrative
                                        Officer

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